News
Release

FOR FURTHER INFORMATION CONTACT:
Charles M. Sprock
President and Chief Executive Officer
Phone:            315-336-7300, 800-280-9315
Fax:              315-336-5440


FOR IMMEDIATE RELEASE
---------------------

May 28, 2003

         ROME BANCORP, INC. ANNOUNCES 3 FOR 2 STOCK SPLIT

         Rome, New York, May 28, 2003 - Rome Bancorp, Inc. (Nasdaq: ROME) (the "Company"), the holding company for The Rome Savings Bank (the "Bank"), announced today a three for two stock split of the Company's outstanding common stock. The stock split entitles each shareholder of record on May 29, 2003 to receive one additional share for every two shares of Company common stock held on that date. Additional shares resulting from the split will be distributed by the Company's transfer agent on or about June 16, 2003. The Company currently has approximately 2.8 million shares of common stock outstanding.

         "The Board of Directors believes that this stock distribution will add value to your shares and provide an additional incentive for shareholders to hold the stock of Rome Bancorp," said Charles M. Sprock, President and CEO of the Company. Sprock added, "We wanted to reward our shareholders for their constant belief in the Company and allow them to participate in our continued success."

         The Bank emphasizes consumer-oriented banking by originating residential mortgage commercial real estate loans and consumer loans, and by offering various deposit accounts and other financial services and products. The Bank has increased its emphasis on commercial banking and lending by originating loans for small businesses and providing greater services in its commercial and commercial real estate loan department while maintaining high asset quality through conservative underwriting standards.

         Rome Bancorp, Inc. is the holding company for The Rome Savings Bank, a New York chartered stock savings bank established in 1851. The Bank has three branch offices in Rome, New York and one branch in New Hartford, New York.

         STATEMENTS CONTAINED IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION


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REFORM ACT OF 1994. SUCH FORWARD LOOKING STATEMENTS ARE SUBJECT TO RISKS AND
UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, WHICH INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DISCUSSED IN DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.